Exhibit 23.2

Consent of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors

Apple Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333-61276, 333-75930, 333-102184, 333-125148, 333-146026, 333-165214, and 333-168279) of Apple Inc. of our report dated November 4, 2008, except as to note 1, which is as of January 25, 2010, with respect to the consolidated statements of operations, shareholders’ equity, and cash flows for the year ended September 27, 2008, and all related financial statement schedules, which report appears in the September 25, 2010 annual report on Form 10-K of Apple Inc.

As discussed in note 1, the consolidated financial statements for the year ended September 27, 2008 have been restated to give effect to the retrospective adoption of the Financial Accounting Standards Board’s amended accounting standards related to revenue recognition for arrangements with multiple deliverables and arrangements that include software elements.

/s/ KPMG LLP

Mountain View, California

October 27, 2010